Exhibit (a)(1)(vii)

Supplemental Instructions for Former Registered Holders of

Caremark Stock in regard to:

•	Exchanging stock in the merger

•	Tendering CVS/Caremark stock in the tender offer

On March 22, 2007, Caremark Rx, Inc. (“Caremark”) and CVS Corporation completed their merger transaction, creating CVS/Caremark Corporation (the “Company”). On March 28, 2007, the Company commenced a tender offer to purchase 150 million shares of its common stock at a price of $35.00 per share (the “Offer”).

This envelope contains:

•	a GOLD letter of transmittal for exchanging Caremark shares in the merger

•	a GREEN letter of transmittal for tendering shares in the Offer

I. To Exchange Caremark Stock in the Merger

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In order to exchange your Caremark Stock (for CVS shares and cash in lieu of fractional shares) you must complete the GOLD letter of transmittal and return it in the enclosed envelope. Please read and follow the instructions on the GOLD letter of transmittal to ensure that your shares of Caremark Stock are exchanged. You must complete the GOLD letter of transmittal even if you do not want to participate in the Offer.

II. To Participate in the Tender Offer

•	Holders of shares are entitled (but not required) to participate in the Offer. Please read the enclosed Offer to Purchase carefully if you wish to participate in the Offer.

•	In order to tender the shares of Company Stock you receive in the merger, you must also fill out the GREEN letter of transmittal and return it in the enclosed envelope.

•	You may tender all or a portion of the shares of Company Stock you receive in the merger.

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You cannot participate in the Offer (with respect to Caremark shares exchangeable in the merger) unless you have also completed the GOLD letter of transmittal. In order to facilitate the processing of both letters of transmittal, we recommend you return both the GOLD and the GREEN letters of transmittal at the same time if you wish to tender any of your Company Stock in the Offer.

•	Please read the instructions on the GREEN letter of transmittal to ensure that your shares of Company Stock are properly tendered.

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As described in the Offer to Purchase, if you tender in the Offer, the number of your shares accepted in the Offer may be subject to pro-ration. Any of your shares of Company Stock properly tendered in the Offer that are not accepted will be returned to you following the expiration of the Offer.

For further information, please contact the Information Agent:

MORROW & CO., INC.

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms Please Call: (203) 658-9400

All Others Call Toll Free: (800) 245-1502